Exhibit 99.1

Explanation of Responses:

(1)	On March 16, 2012, pursuant to a Standby Purchase Agreement, Brookfield Retail Holdings R 2 Inc. (“Holdco 2”) became obligated to acquire 6,351,957 shares of common stock of the issuer at a price of $15.00 a share.

(2)	On March 16, 2012, in connection with the expiration of a rights offering by the issuer, Holdco 2 became obligated to acquire 3,174,980 shares of common stock of the issuer at a price of $15.00 a share, by exercising its overallotment right to subscribe for additional shares in the rights offering.

(3)	On March 16, 2012, in connection with the expiration of a rights offering by the issuer, Brookfield Retail Holdings V LP (“BRH V”) became obligated to acquire 756,470 shares of common stock of the issuer at a price of $15.00 a share, by exercising BRH V’s overallotment right to subscribe for additional shares in the rights offering.

(4)	Each of (i) Brookfield US Corporation, a Delaware corporation (“BUSC”), (ii) Brookfield US Holdings, Inc., a corporation formed under the laws of the Province of Ontario (“BUSH”), as the sole shareholder of BUSC, (iii) Brookfield Holdings Canada Inc., a corporation formed under the laws of the Province of Ontario (“BHC”) as the shareholder of BUSH, (iv) Brookfield Asset Management Inc., a corporation formed under the laws of the Province of Ontario (“BAM”), as the sole shareholder of BHC and the indirect sole shareholder of Brookfield (US) Investments Ltd., a Bermuda company, indirect wholly-owned subsidiary of BAM and member of BR Split II (“BIL”), and (v) Partners Limited, a corporation formed under the laws of the Province of Ontario (“Partners”), as a shareholder of BAM, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the derivative securities beneficially owned by Holdco 2. In accordance with Instruction 4(b)(iv), the entire amount of derivative securities beneficially owned by Holdco 2 is reported herein. Each of BUSC, BUSH, BHC, BAM and Partners disclaims beneficial ownership of all the derivative securities that are beneficially owned by Holdco 2, except to the extent of any indirect pecuniary interest therein.

(5)	BIL holds a Class B interest in each Investment Vehicle, including BRH V. BAM and Partners may be deemed to have an indirect pecuniary interest in an indeterminate portion of the derivative securities directly beneficially owned by BRH V. In accordance with Instruction 4(b)(iv), the entire amount of the derivative securities held by BRH V is reported herein. BAM and Partners disclaim beneficial ownership of all derivative securities that are beneficially owned by BRH V, except to the extent of any indirect pecuniary interest therein.